Exhibit 99.2

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Mellon Investor Services
P.O. Box 358035, Pittsburgh, PA 15252-8035
Enrollment Form for TEPPCO Partners, L.P.
Distribution Reinvestment Plan

Investor ID: [Investor ID] Account Key: [Account Key]	To review your tax status, update your address, make account changes, or sign up for MLinkSM for secure 24/7 online access to your financial documents, please visit www.melloninvestor.com/ISD.

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To participate in the TEPPCO Partners, L.P. Distribution Reinvestment Plan, complete and sign this enrollment form and return it in the enclosed envelope.
This will authorize TEPPCO Partners, L.P. to forward to the Administrator all or a portion of the quarterly cash distributions you receive on units to be invested to purchase additional units. All investments are made subject to the terms and conditions of the Plan as set forth in the accompanying Prospectus.
This authorization and appointment are given by you with the understanding that you may terminate them at any time by so notifying the Administrator.
1. Distribution Options (Leave this section blank to continue distribution reinvestment options currently in place.)
You may choose to reinvest all or part of the distribution paid on TEPPCO Partners, L.P. Units. If no option is selected the Administrator will automatically reinvest your distribution. (Check one.)
☐ Full Distribution Reinvestment.

Please apply the distributions on all units that I currently own as well as all future units that I acquire.

☐ Partial Distribution Reinvestment.

Please remit to me the distribution on units. I understand that the distribution on my remaining units, as well as all future units that I acquire, will be reinvested under the Plan.
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2. Safekeeping of Certificates
If you own TEPPCO Partners, L.P. Units in certificate form, you may deposit your certificates for those units with the Administrator, free of charge. Unit certificates deposited for safekeeping in your account must be in the same registration as your Plan account. See Prospectus for information.
It is recommended that this form accompany the certificates and be sent in one package via USPS registered mail or overnight delivery service to: Mellon Investor Services, 480 Washington Blvd., Jersey City, NJ 07310.
☐ Please accept the enclosed certificate(s) for deposit to my account. Enclosed are certificates.
(Total number)

Certificate number	Number of Units

Total Units

3. Account Authorization Signature
My/Our signature(s) below indicates I/we have read the Prospectus and agree to the terms therein and herein.

Signature of Owner	Date (month / day / year)

Signature of Joint Owner	Date (month / day / year)